                                                                   Exhibit 10.21


                                  June 4, 1998



Mr. Jack J. Vaughn
Chairman, Opryland Lodging Group
2800 Opryland Drive
Nashville, TN  37214

         Re:      Revised Benefit Package

Dear Jack:

         In connection with our various discussions regarding your change of status to Senior Advisor beginning on January 1, 1999, and the alterations to your overall benefit package, I am enclosing with this letter the following documents for your review and approval:

                  1. Senior Advisor Agreement, whereby the terms of your relationship with the Company for the two years commencing on January 1, 1999 are set forth.

                  2. Amended and Restated Restricted Stock Agreement which reflects the agreement under which you have been awarded 50,000 shares of the Company's common stock. As you know, 10,000 shares vested on April 1, 1998, and this Amended Agreement provides for the vesting of the remaining 40,000 shares on February 1, 1999.

                  3. Stock Option Agreement providing you with options to purchase 50,000 shares of the Company's common stock at a strike price of $33.63, which represents the closing price of the stock on May 6, 1998.

                  4. A Memorandum to you from Rod Connor providing you with a summary of the benefits to which you will be entitled from the Company upon your retirement.

In view of the revised benefit package reflected in the documents referenced above, it is agreed that you will no longer be entitled to invoke the provisions of the Severance Agreement between you and the Company dated August 8, 1994.

         All of these attachments, together with this letter, constitute what I understand to be our complete agreement on all matters affecting your current and future relationship with the Company. Jack, you have rendered invaluable service to the Company over your many years with us, and I trust you will agree that this package of Agreements and benefits reflects not only our appreciation for your past service to the Company, but also looks forward to the value you can bring it in your role as Senior Advisor.

Jack J. Vaughn
June 4, 1998
Page 2



         The Senior Advisor Agreement, the Amended and Restated Restricted Stock Agreement, and the Stock Option Agreement each requires your signature. In addition, I would request that you execute and date this letter at the place set forth below to reflect that this letter and the documents referred to above represent a full and complete understanding of arrangements made between you and the Company.

         I look forward to your continued valuable assistance to all of us.

                                     Sincerely yours,

                                     GAYLORD ENTERTAINMENT COMPANY


                                     BY:
                                          -------------------------------------
                                          Terry E. London, President and
                                          Chief Executive Officer


         Acknowledged and agreed this 10th day of June 1998.



                                     ------------------------------------------
                                     Jack J. Vaughn